Exhibit 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (hereinafter referred to as the “Third Amendment”) is entered into by and between CLS Holdings USA, Inc., a Nevada corporation (hereinafter referred to as the “Company”), and Andrew Glashow (hereinafter referred to as “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement effective March 1, 2019, the initial term of which expired on February 28, 2021 (the “Agreement”);

WHEREAS, effective October 1, 2019, the Company and the Executive entered into an amendment to the Agreement (the “First Amendment”, and collectively with the Agreement, the “Amended Agreement”) to extend the term by one year instead of relying on the automatic one-year renewal provision in the Agreement, and to increase the Executive’s annual base salary to $200,000. The First Amendment also provides that in addition to his base salary, the Executive is entitled to receive, on an annual basis, a performance-based bonus equal to two percent (2%) of our annual EBITDA up to a maximum annual cash compensation of $1 million including base salary, and annual stock options, exercisable at the fair market value of our common stock on the effective date of grant, in an amount equal to 2% of our EBITDA up to $42.5 million and 4% of its annual EBITDA in excess of $42.5 million. Additionally, the First Amendment provides for certain change of control provisions, including a payment of up to three years base salary and bonuses up to a maximum of $1,000,000, if the Executive resigns or is terminated in connection with a change in control of the Company;

WHEREAS, effective May 1, 2022, the Company and the Executive entered into a second amendment to the Agreement (the “Second Amendment”) to extend the term of the Amended Agreement by two years instead of relying on the automatic one-year renewal provision in the Amended Agreement; and

WHEREAS, the Company and the Executive desire to amend the Amended Agreement again by executing this Third Amendment for the purpose of further extending the Amended Agreement by one (1) year;

WHEREAS, as a result of the resignation of Mr. Binder, the Company desires to appoint Executive to the positions of President and CEO, and increase the Executive’s base salary, effective as of August 16, 2022, to Two Hundred Sixty Two Thousand Five Hundred Dollars ($262,500.00) per annum.

NOW THEREFORE, the Company and the Executive hereby amend the Amended Agreement as follows:

1.    Term of Employment. The Amended Agreement shall be extended an additional one (1) year commencing on May 1, 2024 and ending on April 30, 2025. Upon expiration of the term, the Amended Agreement shall automatically renew for successive terms of one (1) year, unless, without limiting the application of Sections 5, 6 and 7 of the Agreement, either party, at least sixty (60) days prior to such renewal, gives the other party written notice of intent not to renew.

2.    Titles.  Executive shall serve as the President and CEO of the Company.

3.    Base Salary.  Section 3(a) of the Amended Agreement shall be amended to increase the Executive’s base salary, effective as of August 16, 2022, to Two Hundred Sixty Two Thousand Five Hundred Dollars ($262,500.00) per annum, payable in installments according to the Company’s normal payroll practices and less legal and applicable withholdings.

4.    Ratification. Except as specifically amended hereby, all terms of the Amended Agreement, including Exhibit A thereto, shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have executed this Amendment on this 16th day of August, 2022, effective as of August 16, 2022.

CLS HOLDINGS USA, INC.

By: /s/ Andrew Glashow

Andrew Glashow, President and CEO

EXECUTIVE

/s/ Andrew Glashow

Andrew Glashow

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